                                  UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549


                                   FORM  12B-25

                           NOTIFICATION  OF  LATE  FILING

(Check  One):     [X ]  Form  10-K   [   ]  Form  20-F [   ] Form 11-K
                  [ ] Form 10-QSB    [   ]  Form  N-SAR

     For  Period  Ended:  December 31,  2002
     [  ]  Transition  Report  on  Form  10-K
     [  ]  Transition  Report  on  Form  20-F
     [  ]  Transition  Report  on  Form  11-K
     [  ]  Transition  Report  on  Form  10-Q
     [  ]  Transition  Report  on  Form  N-SAR
     For  the  Transition  Period  Ended:

    -------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or type.

            NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
            COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
    -------------------------------------------------------------------------
   If  the  notification  relates to a portion of filing checked above, identify the  Item(s)  to  which  the  notification  relates:
    -------------------------------------------------------------------------
                         PART I- REGISTRANT INFORMATION

                              BPK Resources, Inc.
    -------------------------------------------------------------------------
                            Full Name of Registrant

                                Bepariko Biocom
    -------------------------------------------------------------------------
                            Former Name if Applicable

                        5858 Westheimer Street, Suite 709
    ------------------------------------------------------------------------
            Address of Principal Executive Office (street and Number)

                              Houston, Texas 77057
    ------------------------------------------------------------------------
                            City, State, and Zip Code

PART  II--RULES  12b-25(b)  AND  (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is in the process of obtaining financial and other information, including information relating to its various oil and gas interests, which is integral to the preparation of its Annual Report on Form 10-KSB. The foregoing reasons causing the Company's inability to timely file its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 could not be eliminated without unreasonable effort or expense.




PART  IV--OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Cecile  T.  Coady,  Secretary  and  Treasurer          713-978-7991
--------------------------------------------------------------------------------
(Name)                 (Area  Code)                 (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

           [X]  Yes  []  No
---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

---------------------------------------------------------------------------
                              BPK Resources, Inc.
--------------------------------------------------------------------------
     (Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31,  2003                  By:  /s/  Cecile  T.  Coady
--------------------------          ----------------------------------------
                                    Cecile  T. Coady, Secretary and Treasurer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                               ATTENTION

----------------------------------------------------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See U.S.C. 1001)